Exhibit 21
Subsidiary Information for The Mosaic Company
Certain subsidiaries of the Mosaic Company are listed below. Unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X promulgated by the Securities and Exchange Commission.

Subsidiary Name	Jurisdiction of Incorporation
Mosaic Global Holdings Inc.	Delaware
The Vigoro Corporation	Delaware
Mosaic USA Holdings Inc.	Delaware
Mosaic Fertilizer, LLC	Delaware
Mosaic Potash Esterhazy Limited Partnership	Saskatchewan
Mosaic Fertilizantes Netherlands C.V.	Netherlands
Mosaic Crop Nutrition, LLC	Delaware
Mosaic Esterhazy Holdings ULC	Alberta
Mosaic Potash B.V.	Netherlands
Mosaic Global Operations Inc.	Delaware
Mosaic Global Sales, LLC	Delaware
Mosaic Canada ULC	Nova Scotia
Mosaic Fertilizantes P&K Ltda	Brazil
Mosaic Netherlands Holding Company	Delaware
Mosaic Fertilizantes do Brasil Ltda	Brazil
Mosaic Canada Crop Nutrition, LP	Manitoba
Phosphate Acquisition Partners L.P.	Delaware
PRP-GP LLC	Delaware
MOS Insurance Company	Delaware
Mosaic Potash Carlsbad Inc	Delaware
Mosaic Potash Colonsay ULC	Nova Scotia
Tampa Port Services, LLC	Delaware
Compañia Minera Miski Mayo S.R.L.	Peru
Mosaic Phosphates B.V.	Netherlands
Bayovar Holdings	Luxembourg
Mosaic Brazil Fertilizantes B.V.	Netherlands
MVM Resources International B.V.	Netherlands
South Ft. Meade Land Management, Inc.	Delaware
Mosaic Fertilizantes Limited	Bahamas
Mosaic India Private Limited	India